SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934 (Amendment No. )


       Filed by the Registrant     X
       Filed By a Party other than the Registrant

       Check the appropriate box:

         Preliminary Proxy Statement
       X Definitive Proxy Statement
         Definitive Additional Materials
         Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        VICORP Restaurants,Inc.
       ________________________________________________________________
            (Name of Registrant as Specified In Its Charter)

                         Stanley Ereckson,Jr.
       ________________________________________________________________
              (Name of Person(s) Filing Proxy Statement)

       Payment of Filing Fee (Check the appropriate box):

       X $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         $500 per each party to the controversy pursuant to Exchange Act Rule
           14a-6(i)(3)
         Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                                  PROXY RULES

       1)   Title of each class of securities to which transaction applies:

            ____________________________________________________________________

       2)   Aggregate number of securities to which transaction applies:

            ____________________________________________________________________

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

            ____________________________________________________________________

       4)   Proposed maximum aggregate value of transaction:

            ____________________________________________________________________

       * Set forth the amount on which the filing fee is calculated and state how it was determined.


            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1)  Amount Previously Paid:

                ________________________________________________________________

             2) Form, Schedule or Registration Statement No:

                ________________________________________________________________

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                ________________________________________________________________

             4) Date Filed:

                ________________________________________________________________






                               VICORP RESTAURANTS, INC.
                                 400 WEST 48th AVENUE
                                DENVER, COLORADO 80216

                                   _______________

                                   PROXY STATEMENT
                                   _______________

                            ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD APRIL 12, 1994

          GENERAL INFORMATION ON THE MEETING

              This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VICORP Restaurants, Inc. (the "Company") whose principal offices are located at 400 West 48th Avenue, Denver, Colorado 80216, telephone number (303) 296-2121, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Tuesday, April 12, 1994 at 11:00 A.M. local time, at the Company's offices at 400 West 48th Avenue, Denver, Colorado, and at any adjournment thereof.

              This Proxy Statement, the form of Proxy and the 1993 Annual Report to Shareholders are first being sent to shareholders on approximately March 3, 1994.

          SHAREHOLDER PROPOSALS

              Any shareholder proposal to be considered for presentation at the 1995 Annual Meeting of Shareholders must be received by the Company at its executive offices on or before November 3, 1994 to be considered for inclusion in the Company's proxy materials under the rules of the Securities and Exchange Commission.

          REVOCABILITY OF PROXY

              Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the shares represented by the proxy, by either (1) filing with the Secretary of the Company at 400 West 48th Avenue, Denver, Colorado 80216, an instrument revoking the proxy or a duly executed proxy bearing a later date, or (2) attending the meeting and, after notifying the Secretary of the Company, voting the shares covered by the proxy in person.

              Officers and other employees of the Company, for no additional compensation, may solicit proxies by telephone or personal interview as well as by mail. The cost of soliciting proxies will be borne entirely by the Company.

              Only shareholders of record at the close of business on the record date, February 23, 1994, will be entitled to notice of and to vote at the Meeting. There were outstanding on the record date 9,756,563 shares of the Company's $.05 par value Common Stock ("Stock").

              Each share of Stock is entitled to one vote on each matter to come before the Meeting. In the election of Directors, cumulative voting is not allowed. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with the best judgment of the persons named in the solicited proxy.
          Shares of the Company representing one-third of the votes entitled to be cast by all outstanding shares of Stock will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the Meeting will be sufficient for approval of the matters to come before the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Since the affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the meeting is required for approval of the matters to come before the meeting, abstentions will have the effect of a negative vote.


                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          STOCK

              The following table sets forth information as of February 21, 1994 with respect to the beneficial ownership of VICORP's Stock by all persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares, each director of the Company, each of the executive officers named in the Summary Compensation Table (see Compensation of Directors and Executive Officers) and all directors and executive officers of the Company as a group.



                               Name and               Amount and
                              Address of              Nature of
              Title of        Beneficial              Beneficial     Percent
                Class            Owner                Ownership      of Class
             -----------     -------------          -------------   ----------

           Stock              First Manhattan Co.     1,063,318<F1>    10.90
           (par value $.05    437 Madison Avenue
           per share)         New York, NY 10022

                              Sound Shore Management  1,023,500<F2>    10.49
                              8 Sound Shore Drive
                              Greenwich, CT  06836

                              Heine Securities          499,300<F3>     5.12
                              Corporation
                              51 J.F.K. Parkway
                              Short Hills, NJ 07078

                              Carole Lewis Anderson      10,000<F4>     *<F5>
                              3616 Reservoir Road NW
                              Washington, DC  20007

                              Robert S. Benson          211,330<F4>     2.15
                              400 West 48th Avenue
                              Denver, CO 80216

                              Bruce B. Brundage          21,000<F4>     *<F5>
                              5290 DTC Parkway
                              Suite 160
                              Englewood, CO 80111

                              James F. Caruso            30,100<F4>     *<F5>
                              400 West 48th Avenue
                              Denver, CO 80216

                              Charles R. Frederickson   219,658<F4>     2.22
                              400 West 48th Avenue
                              Denver, CO 80216

                              John C. Hoyt               51,868<F4>     *<F5>
                              500 East Sixth Street
                              Bartlesville, OK 74003

                              Emerson B. Kendall         10,000         *<F5>
                              2490 Glen Eagle Drive
                              Olympia Fields, IL 60461

                              Dennis L. Kuper            38,376<F4>     *<F5>
                              400 West 48th Avenue
                              Denver, CO 80216

                              Robert T. Marto            14,000<F4>     *<F5>
                              Harrison Executive Park
                              777 Westchester Avenue
                              White Plains, NY 10604

                              Dudley C. Mecum            13,500<F4>     *<F5>
                              540 Madison Avenue
                              New York, NY 10022

                              Dennis B. Robertson        18,000<F4>     *<F5>
                              520 Executive Drive
                              Willowbrook, IL 60521

                              Arthur Zankel              96,400<F4><F6> *<F5>
                              437 Madison Avenue
                              New York, NY 10022



                              All directors             734,232<F4>     7.25
                              and executive officers
                              as a group (12 persons
                              including those
                              named above)


      <F1>  Of the 1,063,318 shares beneficially owned, the shareholder has sole voting power over 259,000 shares, shared voting power over 776,643 shares, sole dispositive power over 259,000 shares and shared dispositive power over 804,318 shares. Arthur Zankel, a director of the Company, is a Co-Managing Partner of First Manhattan Co.

      <F2>  Of the 1,023,500 shares beneficially owned, the shareholder has sole voting and dispositive power over all the shares.

      <F3>  Of the 499,300  shares beneficially owned, the shareholder has sole voting and dispositive power over all the shares.

      <F4>  Includes 10,000; 50,000; 16,000; 30,000; 158,779; 14,000; 30,000;
          14,000; 12,000; 16,000 and 16,000 shares which Ms. Anderson,
          Messrs. Benson, Brundage, Caruso, Frederickson, Hoyt, Kuper, Marto, Mecum, Robertson and Zankel, respectively, have the right to purchase under options that are presently exercisable.

      <F5>  * Percent of class is less than 1%

      <F6>  Includes 79,600 shares owned directly by Mr. Zankel, 16,000 shares which he has the right to purchase under options that are presently exercisable and 800 shares held by or in trust for a family member.


              VICORP is unaware of any arrangement which would at a subsequent date result in a change in the control of the Company.



                                ELECTION OF DIRECTORS

              Directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. Each of the persons nominated is currently a member of the Board of Directors.




                     NOMINEES FOR ELECTION AT THE ANNUAL MEETING


                                                               Served as
                                                               a Director
        Name and Age                     Position                Since
        ____________                     ________              __________

      Carole Lewis Anderson, 49     Director of the Company    April 1991

      Robert S. Benson, 51          Director, President and    October 1982
                                      Chief Operating Officer
                                      of the Company

      Bruce B. Brundage, 58         Director of the Company    August 1988

      Charles R. Frederickson, 56   Chairman of the Board and  June 1968
                                      Chief Executive Officer
                                      of the Company

      John C. Hoyt, 66              Director of the Company    October 1982

      Robert T. Marto, 48           Director of the Company    August 1989

      Dudley C. Mecum, 59           Director of the Company    December 1989

      Dennis B. Robertson, 56       Director of the Company    August 1988

      Arthur Zankel, 61             Director of the Company    October 1988



              Carole Lewis Anderson, a director since April 1991, is currently the President of MASDUN Capital Advisors, a private investment banking company which engages in corporate and real estate finance. From June 1988 to November 1990, Ms. Anderson was President of MNC Investment Bank. MNC Investment Bank, a subsidiary of Maryland National Bank, provided corporate finance, real estate finance, and financial advisory services to public and private companies.

              Robert S. Benson, a director since October 1982, was appointed President and Chief Operating Officer in October 1987. Mr. Benson is also an individual general partner in Boettcher Venture Capital Partners, a publicly held partnership.

              Bruce B. Brundage became a director of the Company in August 1988. Since 1973, Mr. Brundage has been the President of
          Brundage & Company, a Denver-based company specializing in the private placement of long-term financing and the negotiation, appraisal and arrangement of mergers and acquisitions. Mr. Brundage is a director of Black Hills Corporation.

              Charles R. Frederickson, a director of the Company since 1968, was appointed to the position of Chairman of the Board in November 1986.

              John C. Hoyt, a director since October 1982, has for more than the past five years been an officer, director and controlling shareholder of Midwest Pancake Houses, Inc., which is a Village Inn franchisee. See Certain Transactions.

              Robert T. Marto, a director since August 1989, is currently President and Chief Executive Officer of White River Corporation. He served as Executive Vice President and Chief Financial Officer of Fund American Enterprises Holdings, Inc., and as President of its wholly owned subsidiary Fund American Enterprises, Inc. from 1990 to December 1993. Mr. Marto served as Vice President and Chief Financial Officer of Fund American Enterprises Holdings, Inc. from 1989 to 1990 and was Vice President and Treasurer from 1985 to 1989. Mr. Marto is a director of White River Corporation and Zurich Holdings.

              Dudley C. Mecum became a director in December 1989. Since August 1989, he has been a partner with G.L. Ohrstrom & Company, which acquires and manages companies for investors. From December 1987 to August 1989, Mr. Mecum was the Chairman of Mecum Associates, Inc., a private consulting firm. Mr. Mecum is also a director of The Travelers, Inc., Lyondell Petrochemical Co., Dyncorp, Fingerhut and Roper Industries, Inc.

              Dennis B. Robertson became a director of the Company in August 1988. Mr. Robertson is currently the Chairman of Fishy Things, Inc., which operates seafood restaurants. Prior to his appointment as Chairman, he was the President of Fishy Things, Inc., a position he held since 1985.

              Arthur Zankel became a director of the Company in October 1988. He is currently the Co-Managing Partner of First Manhattan Co., a position which he has held since 1979. First Manhattan Co. is a money management and institutional research firm.
          Mr. Zankel is also a director of The Travelers, Inc. and Fund American Enterprises, Inc.

              The Board of Directors, while not having a nominating committee, does have standing Audit and Compensation Committees. The Audit Committee met three times in fiscal 1993, and consisted of Ms. Anderson and Messrs. Brundage, Marto and Zankel for the period October 25, 1992 through June 9, 1993 and Ms. Anderson and Messrs. Brundage, Hoyt, Marto, Mecum, Robertson, and Zankel for the period June 10, 1993 through the end of the fiscal year. The function of the Committee is to recommend to the Board of Directors the appointment of the Company's independent auditors, review the fee arrangements and scope of the annual audit, and consider the comments of the independent and internal auditors with respect to internal controls.

              The Compensation Committee, which also acts as the Regular Stock Option Committee for the Company's 1982 Incentive and Non-Qualified Stock Option Plan, was composed of Messrs. Benson, Hoyt, Mecum and Robertson for the period October 25, 1992 through December 30, 1992; Messrs. Mecum and Robertson for the period December 31, 1992 through June 9, 1993; and Ms. Anderson and Messrs. Brundage, Marto, Mecum, Robertson and Zankel for the period June 10, 1993 through the end of the fiscal year. That committee met four times during the last fiscal year. The Committee recommends to the Board of Directors officers' salaries, administers executive compensation plans, grants options and approves bonuses for the Company's employees participating in the executive incentive plan.

              During fiscal 1993, the Board of Directors met five times. Each of the Directors attended at least 75% of the meetings of the Board of Directors and the committees of which that person was a member.

                   COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

          SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

              The following table discloses compensation received by the Company's Chief Executive Officer and named executive officers for the three fiscal years ended October 31, 1993.




                             SUMMARY COMPENSATION TABLE
                             __________________________

                                 Annual compensation
                                 ___________________

                                                        Other        All
                                                       annual       other
                                                       compen-     compen-
    Name and principal              Salary    Bonus    sation      sation
    position                 Year    ($)       ($)       ($)         ($)
    __________________      _____   ______    ______  ________   _________

    Charles R. Frederickson  1993   274,423                         4,577<F1>
      Chief Executive        1992   267,692   125,000               4,444<F2>
      Officer                1991   250,000

    Robert S. Benson         1993   274,423                         4,577<F1>
      President              1992   267,692   105,000              23,194<F2>
                             1991   250,000    80,000

    Emerson B.Kendall        1993   284,000                         4,577<F1>
      Executive Vice         1992   258,846   104,000               4,444<F2>
      President              1991   250,000

    James F. Caruso          1993   195,385    84,000
      Executive Vice         1992   156,539   116,480
      President              1991   111,346    44,730

    Dennis L. Kuper          1993   132,654    16,156               2,982<F1>
      Executive Vice         1992   129,538    31,286               8,868<F2>
      President              1991   126,000     3,000


         <F1> Represents the Company's matching contribution for the stated
          individuals to its 401(K) Plan during fiscal 1993.

         <F2> The amounts shown represent $4,444 on behalf of each of
          Messrs. Frederickson, Benson and Kendall and $2,523 on behalf of Mr. Kuper, which are the Company's matching contributions for the stated individuals to its 401(K) Plan, and $18,750 and $6,345 in cash paid to Messrs. Benson and Kuper under the Company's 1989 Outstanding Stock Purchase Plan.




          OPTION/SAR GRANTS IN LAST FISCAL YEAR

              There were no grants to the executive officers of the Company during fiscal 1993.



          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

              The following table provides information on option/SAR exercises in fiscal 1993 by the named executive officers and the value of such officers' unexercised options/SARs at October 31, 1993.

                                                                   Value of
                                                    Number of    unexercised in-
                                                   unexercised     the-money
                                                   options/SARs  options/SARs
                                                    at fiscal      at fiscal
                                                    year end       year end
                                                       (#)            ($)
                                                    ___________  _______________

                             Shares       Value
                           acquired on   realized  Exercisable/   Exercisable/
            Name            exercise       ($)     unexercisable  unexercisable
                               (#)
           ______          ___________   ________  _____________  _____________

    Charles R. Frederickson   60,000       948,750    158,779     1,765,174

    Robert S. Benson         100,000     1,812,500     50,000       187,500

    Emerson B. Kendall        39,500       725,813     50,500       422,563

    James F. Caruso                                 30,000/20,000  125,000/90,000

    Dennis L. Kuper                                    30,000       396,250


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              The members of the Compensation Committee for fiscal 1993 were Robert S. Benson, John C. Hoyt, Dudley C. Mecum and Dennis
          B. Robertson for the period October 25, 1992 through December 30, 1992; Messrs. Mecum and Robertson for the period December 31,
          1992 through June 9, 1993; and Ms. Anderson and Messrs. Brundage, Marto, Mecum, Robertson and Zankel for the period June 10, 1993 through the end of the fiscal year. Mr. Benson is the Company's President and Chief Operating Officer and Mr. Hoyt is a Village Inn franchisee. See Certain Transactions. Mr. Benson did not participate in any discussions which related to his compensation.


          EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS

              In December 1989, Mr. Kendall entered into a five-year employment agreement which was to have covered fiscal years 1990 through 1994. Under that arrangement, Mr. Kendall received a base salary for fiscal 1993 of $260,000. Mr. Kendall was also entitled to receive an annual bonus not to exceed 60% of his base salary based upon performance criteria established annually.
          On October 28, 1993, Mr. Kendall's employment with the Company was terminated. As a result, the employment agreement has been cancelled and a lump sum payment of $390,000 was paid in December 1993 as required by that agreement.

              Certain employees of the Company, including Messrs. Caruso and Kuper have entered into employment severance agreements with the Company. The term of those agreements expires December 31 of each year; however, they are extended automatically on January 1 of each year, unless ninety days' notice of non-renewal is given by either party. The severance agreement provides that, in the event a covered employee is terminated within one year following a defined change of control in the Company, the terminated employee will be entitled to certain payments. If the employee's termination is by reason of death, disability, retirement or is a voluntary action on the part of the employee, the Company is required to pay the employee all earned but unpaid compensation to the date of termination. If the employee is terminated for cause, as defined in the agreement, the Company is required to pay the employee his base salary through the date of termination. If the employee's termination is for reasons other than those specified above, the employee is entitled to all compensation earned and unpaid as of the date of termination; a lump sum cash payment equal to one and one-half times the employee's annual base salary; one year's life, health, hospitalization, dental and disability benefits consistent with those provided by the Company prior to termination; and the right to immediately exercise any granted stock options.

              In April 1989, Messrs. Benson and Frederickson entered into employment severance agreements with the Company. The terms of those agreements are substantially the same as described above for other Company employees except (i) if termination is for reasons other than cause, disability, retirement or by the voluntary action of the employee, the lump sum cash payment shall be equal to two and three-quarters times that person's annual base salary plus the amount equal to the bonus compensation which that individual was entitled to during the most recent fiscal year in which he earned a bonus; and (ii) if the terminated employee becomes employed within one year after termination, that employee shall repay to the Company any cash compensation actually received by him as a result of such employment during the one-year period up to a specified amount.


                         REPORT OF THE COMPENSATION COMMITTEE

              Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chairman and Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report.


          COMPENSATION PHILOSOPHY:

              This report reflects the Company's compensation philosophy as endorsed by the Board of Directors and the Committee and the resulting actions taken for fiscal 1993.

              The Committee either approves or recommends to the Board of Directors salary levels and incentive awards for executive officers of the Company. With regard to compensation actions affecting Messrs. Frederickson and Benson, all of the non-employee members of the Board of Directors acted as the approving body.

              Essentially, the executive compensation program of the Company has been designed to:

              - Pay salaries that are competitive with those of other bonus-paying companies of comparable size in similar industries and labor markets, thus allowing the Company to compete for and retain talented executives who are important to the Company's long-term success;

              - Pay executives equitably according to the position held and its value to the Company;

              - Determine salary increases on a pay-for-performance merit basis;

              - Include salary, annual cash incentive opportunities, and long-term incentive opportunities in the form of stock options and benefits.

              As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits.

          SALARIES:

              Effective December 7, 1992, the non-employee members of the Board of Directors, acting on the recommendation of the Compensation Committee, increased the base salaries paid to Messrs. Frederickson and Benson, the Company's Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively. The decision to increase the base salaries was made after considering recommendations from an independent compensation consultant, review of the information contained in the 1992 Chain Restaurant Compensation Association Survey (which surveys compensation of executives in comparable restaurant companies), and the competitiveness of the entire compensation package.

              The Compensation Committee granted salary increases effective December 7, 1992 to the named executives, except Kendall, after a review of the data discussed above as it related to their respective positions.

              Mr. Kendall's salary was governed by the terms of his employment contract. He was not eligible for any increase in fiscal 1993.

          BONUS AWARDS FOR 1993:

              Executive incentive plans for fiscal 1993 were established at the beginning of the year. Under the plan applicable to Messrs. Frederickson and Benson, each was eligible for a target bonus equal to 45% of his base salary, with the ability to earn a bonus of between 0% and 200% of the target. The bonus awarded, if any, was to be based upon the judgment of the non-employee members of the Board of Directors with the understanding that the Company's performance vis-a-vis the 1993 profit plan would be the central factor considered. The non-employee members of the Board of Directors, after comparing the Company's performance against the 1993 profit plan, awarded no bonus to either Messrs.
          Frederickson or Benson.

              The target bonus for Messrs. Caruso and Kendall was 40% and for Mr. Kuper was 35% of their respective base salaries. Each had the ability to earn a bonus of between 0% and 200% of the target, based upon a predetermined scale which decreases or increases the bonus earned in relation to the extent unit and individual objectives applicable to the individual were partially achieved or exceeded.

              The plans for Messrs. Kendall and Caruso provided that any bonus earned was based solely upon the performance of the division for which each was responsible. The 1993 unit performance objectives for the Company's operating divisions were essentially: 40% was earned if specified return on asset levels were met, 40% was earned if the applicable division met its profit plan and 20% was based upon non-numerical criteria.

              The plan as it related to Mr. Kuper had unit and individual performance objectives. For any bonus to fund, the unit performance objective had to be attained; only then would the individual objectives be evaluated to determine if additional bonus was earned. The unit performance objective (which could account for up to 50% of the bonus) was based: 53% on the performance of the Bakers Square Division, 27% on the performance of the Village Inn Division, and 20% was based upon non-numerical criteria. To the extent unit performance objectives were partially achieved or exceeded, the bonus earned on that component could decrease or increase based upon a predetermined scale.

              The individual performance objectives are established annually by the executive's superior, are unique to that individual, are closely aligned to his or her primary area of responsibility and are not necessarily tied to objective measurement standards. As with the unit performance objectives, to the extent individual performance objectives were partially achieved or are exceeded, the bonus earned on that component could decrease or increase based upon a predetermined scale. In no event, however, can the individual performance component exceed on a percentage basis the unit performance component.

              The Compensation Committee in establishing the criteria for awarding bonuses attempted to set bonus levels which were consistent with other similar restaurant companies, tie the criteria to the specific business unit over which the executive had responsibility, challenge the individual to perform in accordance with his or her own goals and be responsive to the interest of the shareholders
          (the return on assets component). For those not responsible for a specific profit center, the Compensation Committee felt that a division of the incentive based upon the size of the Company's operating divisions was appropriate. While other measures of performance could have been used, given the divisional nature of the Company, the Committee took the position that return on assets was the best measure.


          1993 STOCK AWARDS:

              No stock options were granted to any of the named executive officers during fiscal 1993. The decision not to grant additional options was made after the Committee considered the amount and terms of the options currently held by each of the named executives. It was the position of the Committee that the options currently granted were comparable to those offered by similar restaurant companies and were sufficient to create a direct link between the long-term interests of the executives and the Company's shareholders.

          COMPENSATION COMMITTEE MEMBERS:

              This report is submitted by the members of the Compensation Committee of the Board of Directors:

                                   Dennis B. Robertson, Chairman
                                   Carole Lewis Anderson
                                   Bruce B. Brundage
                                   Robert T. Marto
                                   Dudley C. Mecum
                                   Arthur Zankel


          DIRECTORS' COMPENSATION

              Non-employee directors are compensated for their services at the rate of $2,000 per fiscal quarter, plus $1,000 per day for services rendered, and reimbursement of actual expenses incurred. Each non-employee director is also granted options to purchase shares of the Company's Stock pursuant to the terms of its 1983 Non-Qualified Stock Option Plan ("1983 Plan"). The 1983 Plan, which is mandatory in its operation, provides that each non-employee director when first elected to the Board is granted an option to purchase 10,000 shares of the Company's Stock, which vest 4,000, 4,000, and 2,000 shares over the ensuing three years. Upon a director's election for the fourth consecutive annual term and each year thereafter, the director is granted an additional 2,000 shares. All options granted under the 1983 Plan are at 100% of the fair market value of the Company's Common Stock on the date of grant.

                                  PERFORMANCE GRAPH

              The following performance graph reflects percentage change in the Company's cumulative total shareholder return on common stock as compared with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Entertainment & Leisure - Restaurant Index.



                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


        Measurement Period      VICORP Restaurants,Inc.    Dow Jones Restaurant    Dow Jones Equity
       (Fiscal Year Covered)                                       Index             Market Index
       _____________________    _______________________    ____________________    ________________

       Measurement Pt-10/30/88         $100                       $100                   $100

       FYE 10/29/1989                  $124                       $133                   $124
       FYE 10/28/1990                  $118                       $118                   $115
       FYE 10/27/1991                  $178                       $160                   $153
       FYE 10/25/1992                  $187                       $203                   $171
       FYE 10/31/1993                  $175                       $262                   $199



                                 CERTAIN TRANSACTIONS

              John C. Hoyt, a director of the Company, and members of his family are the principal shareholders of Midwest Pancake Houses,Inc. ("MPH"). MPH has been a franchisee of the Company since 1970 and currently operates seven Village Inn restaurants in Oklahoma. MPH paid an initial franchise fee of $1,000 each for the operating units and pays franchise service fees equal to 1.5% of gross sales at each of those locations. Total franchise service fees paid by MPH in fiscal 1993 were $118,692. MPH additionally was indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1993 was $19,280. As of February 20, 1994, MPH's open account was current.

              MPH is also the managing partner for a franchised Village Inn Restaurant located in New Mexico. In fiscal 1993 the franchisee, 3155 Associates Limited Partnership ("3155"), paid to the Company a franchise fee of $10,000 for the restaurant and pays franchise service fees equal to 4% of gross sales at that location. Total franchise service fees paid by 3155 in fiscal 1993 were $24,046.
          It was also indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1993 was $42,723. As of February 20, 1994, 3155's open account was current.

          RATIFICATION OF CERTAIN TRANSACTIONS

              The transactions described in the foregoing discussion have been approved or ratified by the unanimous vote of those directors having no interest in those transactions. The Company believes that the terms of those transactions are no less favorable to the Company than those that could have been obtained from independent third parties.

          COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

              Based solely on a review of the written representation of the Company's directors and executive officers and copies of the reports they have filed with the Securities and Exchange Commission, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were complied with.

                   RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

              Arthur Andersen & Co. served as the Company's independent accountants for the year ended October 31, 1993. The Board of Directors has selected Arthur Andersen & Co. to serve as the Company's independent accountants for fiscal 1994.

              Representatives of Arthur Andersen & Co. will be present at the Meeting, will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                                    OTHER MATTERS

              The Company knows of no other matters to be brought before the Meeting; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.

                       ANNUAL REPORTS AND FINANCIAL INFORMATION

              A copy of the Company's Annual Report to Shareholders for the fiscal year ended October 31, 1993 is being mailed with this Proxy Statement to each shareholder of record as of February 23, 1994.

              THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE/SHE WAS THE BENEFICIAL OWNER OF SHARES OF STOCK OF THE COMPANY ON FEBRUARY 23, 1994. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                                   Peter F. Doane, Vice President
                                   VICORP Restaurants, Inc.
                                   400 West 48th Avenue
                                   Denver, Colorado 80216

              Neither the Company's Annual Report to Shareholders nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation is to be made.

                                   By Order of the Board of Directors


                                   Stanley Ereckson, Jr.
                                    Secretary

          Dated:  March 3, 1994.



                             VICORP RESTAURANTS, INC.
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

                The undersigned hereby appoints Charles R. Frederickson, Robert
            S. Benson, or either of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of VICORP Restaurants, Inc. (the "Company") to be held on April 12, 1994 at 11:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the under-signed as directed below, and in their discretion upon such other matters as may come before the meeting.


             X  Please mark your votes as in this example.

                                         FOR     WITHHELD                                              FOR    AGAINST    WITHHELD
            1. Election of Directors                         2. Approval of Independent Accountants

                Nominees: Carole Lewis Anderson, Robert S.
                          Benson, Bruce B. Brundage, Charles
                          R. Frederickson, John C. Hoyt,
                          Robert T. Marto, Dudley C. Mecum,
                          Dennis B. Robertson, Arthur Zankel


             For, except vote withheld from the following nominee(s):

             ________________________________________________________








             SIGNATURE(S)______________________________________________DATE______________
             NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign.
                   When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
